Filed pursuant to Rule 424(b)(3)

Registration No. 333-228677

PROSPECTUS

FARMMI, INC.

3,459,719 Ordinary Shares

This prospectus relates to the resale, from time to time, by the selling shareholders identified in this prospectus under the caption “Selling Shareholders,” of up to 3,459,719 shares of our Ordinary Shares, par value $0.001 per share, issuable upon conversion, repayment or exercise of certain outstanding convertible notes and warrants issued and sold by us. We are not selling any Ordinary Shares under this prospectus and will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. We will receive proceeds from any exercise of the warrants, which, if exercised in cash with respect to all of the 919,808 Ordinary Shares underlying the warrants offered hereby (assuming the initial exercise prices), would result in gross proceeds to us of approximately $6 million; however, we cannot predict when or if the warrants will be exercised and it is possible that the warrants may expire and never be exercised, in which case we would not receive any cash proceeds. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale of the shares. We pay for the expenses of this offering which are estimated to be $120,000 excluding accounting fees and expenses.

The selling shareholders may sell the Ordinary Shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution”. The Ordinary Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “FAMI.” On November 25, 2019, the closing price of our Ordinary Shares was $1.02 per share.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our Ordinary Shares involves risks. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 19, 2019.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus and the documents incorporated by reference in this prospectus, including the information in “Risk Factors” and our financial statements and the related notes thereto, before making an investment decision.

Company Overview

We process and/or sell four categories of agricultural products: Shiitake mushrooms, Mu Er mushrooms, other edible fungi, and other agricultural products. Shiitake mushrooms and Mu Er mushrooms are our major products. We do not grow fungi, but instead purchase mushrooms from third parties, clean, process and package such products for sale. The production volume of the global mushroom market was 48,040,000 tons in 2016. We sell most of our products to domestic distributors in China, which then sell in China and internationally. We estimate approximately 90% of our products are sold in China and the remaining 10% are resold internationally, including USA, Japan, Canada and other countries, through distributors. In addition to our edible fungi products, from January 2017, we have also begun to generate revenues from our trading activities. These trading activities are purchasing other agricultural products, produced by third-party manufacturers, and selling these products in our online store, previously Farmmi Jicai (www.farmmi88.com) and currently Farmmi Liangpin Market (the consumers can download the corresponding mobile application from www.farmmi.com for shopping).

We operate mainly the following online stores:

	Online Store	Way of Operation	Owner	Products Sold	Established on	Targeted Customers
1.	Farmmi Jicai (www.farmmi88.com )	Use our own website as the platform to sell the products	Hangzhou Nongyuan Network Technology Co., Ltd.	Edible fungi products produced by us (brands: “Farmmi” and “Forasen”)	August 2016	Centralized Procurement

2.	Farmmi Liangpin Market (wechat online mall; mobile application)	Use our own website as the platform to sell the products	Hangzhou Nongyuan Network Technology Co., Ltd.	Edible fungi products produced by us (brands: “Farmmi” and “Puyangtang”) and by third-party manufacturers and other agricultural products	August 2018	Retail

We conduct our business through following structures:

Structure	Company	Business	Related PRC Legal Restrictions on Foreign-owned Entity
Parent-subsidiary Structure	All of our foreign-owned entity subsidiaries	Process and/or sell agricultural products, as well as selling the products on third-party e-commerce websites	None

Variable interest entity (“VIE”)	Hangzhou Nongyuan Network Technology Co., Ltd., a domestic company	Operate Farmmi Liangpin Market	Restrictions on operation of independent online stores (deemed as value-added telecommunication service business) by foreign-owned entities

We conduct the vast majority of our business through a traditional equity ownership structure, which is a parent-subsidiary structure. The vast majority of our business is processing and/or selling agricultural products, as well as selling our products on third-party e-commerce websites. Based on the advice of our PRC legal counsel, Zhejiang Zhengbiao Law Firm, PRC laws and regulations allow foreign-owned entities to conduct such business directly, rather than through contractual VIE agreements. Our VIE generated approximately 11% of our revenues for the year ended September 30, 2018, less than 8% for the year ended September 30, 2017 and did not generate any revenue before then. As the chart above shows, our VIE operates only where we are not permitted to own the operating company by PRC laws and regulations.

Company Structure

Our current corporate structure is as follows:

To comply with PRC laws and regulations, such as the Circular on Strengthening the Administration of Foreign Investment in Value-added Telecommunications Services issued by the MIIT in July 2006, we conduct our e-commerce operations in China principally through Hangzhou Nongyuan Network Technology Co., Ltd. (“Nongyuan Network”), which we treat as our consolidated affiliated entity in China. Hangzhou Suyuan Agriculture Technology Co., Ltd. (“Suyuan Agriculture”) has entered into a series of VIE agreements with Nongyuan Network and its sole shareholder Mr. Zhengyu Wang, the husband of Ms. Yefang Zhang. Pursuant to these agreements, Suyuan Agriculture has the exclusive rights to provide to Nongyuan Network consulting services related to business operation and management, Suyuan Agriculture is obligated to absorb all of the loss from Nongyuan Network’s activities and is entitled to receive all of its residual returns, Nongyuan Network’s sole shareholder irrevocably authorizes Suyuan Agriculture to exercise voting rights and all other rights as the shareholder, Suyuan Agriculture can exercise management control over the activities that most significantly impact the economic performance of Nongyuan Network, Suyuan Agriculture has an exclusive option to purchase all or part of the equity interests in Nongyuan Network, and Nongyuan Network’s shareholder pledged all of his equity interests in Nongyuan Network to Suyuan Agriculture as collateral to secure performance of all of his obligations under these agreements. See “BUSINESS — Corporate Information —  Hangzhou Nongyuan Network Technology Co., Ltd. (‘Nongyuan Network’)” in the F-1 Registration Statement for detailed descriptions of each of the VIE agreements we have entered into. These contractual arrangements enable us to exercise effective control over Nongyuan Network and receive all of the economic benefits from it.

Industry and Market Background

Edible fungi is our major product category. The production volume of the global mushroom market was 48,040,000 tons in 2016 and an expected 50,600,000 tons in 2017.

Our company’s primary market is China. In the six months ended March 31, 2019 and the fiscal year ended September 30, 2018, we sold approximately 90% and 91%, respectively, of our edible fungi products in China. China is the largest producer of edible fungi. China produced 76.71% of the global edible fungi in 2016 (source: China Edible Fungi Market Research and Development Trend Forecast (2017) issued by QYR Food Research Center).

Most of the edible fungi produced by China is for domestic consumption. In 2015, the export portion of edible fungi was only 1.73% of the annual production in China (source: China Edible Fungi Market Research and Development Trend Forecast (2016) issued by QYR Food Research Center). Edible fungi, especially Shitake mushroom and Mu Er (also known as wood ear mushrooms), have become important food sources for the Chinese.

In general, the consumption volume of edible fungi in China is growing. From 2006 to 2016, the edible fungi consumed by China market increased from 14,140,000 metric tons (approximately 31 billion pounds) to 36,860,000 metric tons (approximately 81 billion pounds).

Our Opportunity and Strategy

Our growth strategy is as follows, although there is no guarantee that our growth plan will be successful:

1.	Expanding export customers of our existing products of edible fungi

We plan to continue increasing our export sales and develop more export customers. We intend to further investing our resources in promoting overseas market, including attending more export fairs and developing cross-border e-commerce.

2.	Increasing varieties of agricultural products

Currently our main products are edible fungi. We plan to increase varieties of the agricultural products that are sold on our Farmmi Liangpin Market online store.

3.	Expanding our e-commerce platforms

We have established two online store websites: Farmmi Jicai (meaning “Farmmi centralized procurement;” “  ” in Chinese; www.farmmi88.com) and Farmmi Liangpin Market (meaning “Farmmi market of products of good quality;” “  ” in Chinese; the consumers can download the corresponding mobile application from www.farmmi.com for shopping).

Competitive Strengths

We believe we have the following competitive strengths. Some of our competitors may have these or other competitive strengths.

1.	Sophisticated Quality Control System. Product quality is always our major focus. We enforce a series of quality standards for our edible fungi products, adopt sound quality control systems and have been awarded various quality certificates. Our workers must follow specific quality control procedures in the factories. In addition, our traceability system allows us to trace and correct any quality issues.

2.	Established supplier relationships. We have strong and long-term relationships with many family farms as suppliers to ensure our access to relatively high-quality dried edible fungi.

3.	Stable and experienced factory employees. Among our current approximately 80 factory workers, there are over 20 employees who have worked with our founders, Ms. Zhang and Mr. Wang, for over 10 years. They are great assets to us as they are loyal to the company and have rich experience in processing edible fungi.

4.	Favorable location. We are based in Lishui, a city in the southwest of Zhejiang province. It is in an important mushroom resource base, giving our company access to an abundance of high quality, affordable raw materials.

Our Challenges and Risks

We recommend that you consider carefully the risks discussed below and under the heading “Risk Factors” beginning on page 11 of this prospectus before purchasing our Ordinary Shares. If any of these risks occur, business, prospects, financial condition, liquidity, results of operations and ability to make distributions to our shareholders could be materially and adversely affected. In that case, the trading price of our Ordinary Shares could decline and you could lose some or all of your investment. These risks include, among others, the following:

•	PRC Legal Challenges.

Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

Since our operations and assets are located in the PRC, shareholders may find it difficult to enforce a U.S. judgment against the assets of our company, our directors and executive officers.

•	Reputation risk. If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources, including but not limited to money and personnel, to investigate and resolve the matter which could harm our business operations, this offering and our reputation and could result in a loss of your investment in our shares, especially if such matter cannot be addressed and resolved favorably.

•	Low barrier to entry. We believe the barrier to entry in our industry is relatively low. Although we believe we distinguish our company from competitors on the basis of quality, to the extent our customer base focuses heavily on price, many of our competitors can provide products at relatively low prices, affecting our profit margins as we seek to compete with them.

•	Expansion risk. We have devoted significant resources to our decision to build and develop our online stores Farmmi Jicai and Farmmi Liangpin Market in China. We plan to further expand them. While this decision may offer new opportunities to our company, it is also a new venture and these online stores have only operated for a few months to two years. Farmmi Jicai and Farmmi Liangpin Market are not well known by consumers yet. As a result, we have no guarantee that we will be successful in this new expansion. If we do not manage our expansion effectively, our business prospects could be impaired.

•	Reliance risk. We are subject to risks related to our heavy dependence on our major clients China National Forest Products Corp. and China National Tree Seed Corporation. If we cannot maintain long-term relationships with these two companies, the loss of our sales to them could have an adverse effect on our business, financial condition and results of operations.

•	Limits to increase efficiency. Our plans to continue to improve productivity and reduce costs may not be successful, which would adversely affect our ability to compete.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure; and

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our Ordinary Shares held by non-affiliates or issue more than $1 billion of non-convertible debt over a three-year period.

Description of Private Placements

On November 1, 2018, we completed a $7.5 million private placement (the “Private Placement”) with an institutional investor. The securities sold by the Company in the Private Placement consisted of  (a) senior convertible notes with an aggregate principal amount of  $7,500,000 (the “Notes”) which are initially convertible into an aggregate of 1,198,084 of the Company’s Ordinary Shares at the rate of  $6.26 per share and (b) warrants to purchase an aggregate of 800,000 Ordinary Shares at an exercise price of  $6.53 per share (the “Investor Warrants”). We also issued warrants to purchase an aggregate of 119,808 Ordinary Shares for an exercise price of  $7.183 per share to the placement agent (the “Placement Agent Warrants,” and together with the Investor Warrants, the “Warrants”). In connection with the Private Placement, we are registering the resale of our Ordinary Shares acquired upon conversion or repayment of the Notes and exercise of the Warrants.

Prospectus Conventions

Except where the context otherwise requires and for purposes of this prospectus only, “we,” “us,” “our company,” “our” and “Farmmi” refer to:

•	Farmmi, Inc., a Cayman Islands company limited by shares (“FMI” when individually referenced);

•	Farmmi International Limited, a Hong Kong limited company (“Farmmi International” when individually referenced), which is a wholly owned subsidiary of FMI;

•	Farmmi (Hangzhou) Enterprise Management Co., Ltd., a PRC company (“Farmmi Enterprise”) (also referred to as in Chinese), which is a wholly owned subsidiary of Farmmi International;

•	Lishui Farmmi Technology Co., Ltd., a PRC company (“Farmmi Technology”) (also referred to as in Chinese), which is a wholly owned subsidiary of Farmmi International;

•	Hangzhou Suyuan Agriculture Technology Co., Ltd., a PRC company (“Suyuan Agriculture”) (also referred to as in Chinese), 50% of which is owned by Farmmi Enterprise and 50% of which is owned by Farmmi Technology;

•	Hangzhou Nongyuan Network Technology Co., Ltd., a PRC company (“Nongyuan Network”) (also referred to as in Chinese), which is wholly owned by Mr. Zhengyu Wang, a PRC citizen and wholly controlled by Suyuan Agriculture through VIE;

•	Zhejiang FLS Mushroom Co., Ltd., a PRC company (“FLS Mushroom”) (also referred to as in Chinese), which is a wholly owned subsidiary of Suyuan Agriculture;

•	Zhejiang Forest Food Co., Ltd., a PRC company (“Forest Food”) (also referred to as in Chinese), which is a 96.1528%-owned subsidiary of Suyuan Agriculture, the remaining 3.8472% of Forest Food being held by Hangzhou Dawo Software Ltd. Co. (“Dawo”), a PRC company and a non-affiliated third party; and

•	Zhejiang Farmmi Food Co., Ltd., a PRC company (“Farmmi Food”) (also referred to as in Chinese), which is a wholly owned subsidiary of Suyuan Agriculture; and

•	Lishui Farmmi E-Commerce Co., Ltd., a PRC company (“Farmmi E-Commerce”) (also referred to as 丽水农米电子商务有限公司 in Chinese), which is 98% owned by Nongyuan Network and 2% owned by Suyuan Agriculture.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader. The exchange rates in effect as of September 30, 2018, 2017 and 2016 were RMB1 for $0.1456, $0.1503 and $0.1499, respectively. The exchange rate in effect as of March 31, 2019 was RMB1 for $0.1490. The average exchange rates for the years ended September 30, 2018, 2017 and 2016 were RMB1 for $0.1530, $0.1468 and $0.1531, respectively. The average exchange rates for the six months ended March 31, 2019 and 2018 were RMB1 for $0.1464 and $0.1542, respectively. We use period-end exchange rates for assets and liabilities and average exchange rates for revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

For the sake of clarity, this prospectus follows English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our chief executive officer will be presented as “Yefang Zhang,” even though, in Chinese, Ms. Zhang’s name is presented as “Zhang Yefang.”

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth, China’s demand for edible fungi and China’s edible fungi industry. We did not, directly or indirectly, sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus.

THE OFFERING

Shares offered by the selling shareholders:	3,459,719 Ordinary Shares (1,797,126 underlying the Notes, 282,881 underlying payment of the interest on the Notes in shares, 1,200,000 underlying the Investor Warrants and 179,712 underlying the Placement Agent Warrants).

Shares outstanding prior to completion of offering:	12,859,022 Ordinary Shares as of November 27, 2019, excluding the shares underlying the Notes and payment of the interest on the Notes in shares, the Investor Warrants, the Placement Agent Warrants and the warrants we issued at the completion of our initial public offering (the “IPO Warrants”) (all of the warrants have not been exercised as of such date).

Shares to be outstanding after offering:	14,238,479 Ordinary Shares, assuming the full conversion of the Notes, exercise of all the Warrants, repayment of all the interest on the Notes in shares, no change to the initial conversion rate and the initial exercise price, and no exercise of the IPO Warrants.

Terms of this offering:	The selling shareholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of Ordinary Shares offered by this prospectus from time to time on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The Ordinary Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Use of proceeds:	All proceeds from the sale of the Ordinary Shares offered hereby will be for the account of the selling shareholders. We will not receive any proceeds from the sale of the Ordinary Shares offered pursuant to this prospectus. We will receive proceeds upon cash exercises, if any, of the Warrants to purchase the Ordinary Shares offered hereby. See the caption “Use of Proceeds” in this prospectus.

Nasdaq Capital Market Symbol:	“FAMI” (CUSIP No. G33277 107)

Trading:	Our Ordinary Shares currently trade on the Nasdaq Capital Market. There is no established trading market for the Warrants or the Notes that are convertible or exercisable for the shares offered hereby.

Risk factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus beginning on page 9 before deciding to invest in our Ordinary Shares.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before investing in our Ordinary Shares, you should carefully consider the risk factors set forth below and those described under “Risk Factors” in the documents incorporated by reference herein, including in our most recent Annual Report on Form 20-F filed with the SEC, together with the other information included in this prospectus and incorporated by reference herein from our filings with the SEC. If any of such risks or uncertainties occurs, our business, financial condition, and operating results could be materially and adversely affected. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may materially and adversely affect our business operations. As a result, the trading price of our Ordinary Shares could decline and you could lose all or a part of your investment.

Risks Related to This Offering and Ownership of Our Ordinary Shares

An entity controlled by our Chairwoman and Chief Executive Officer will continue to control a majority of our Ordinary Shares, decreasing your influence on shareholder decisions.

Upon completion of this offering, FarmNet Limited, an entity controlled by Ms. Yefang Zhang, our Chairwoman and Chief Executive Officer, will continue to own a majority of our outstanding shares. As a result, Ms. Zhang and her husband Mr. Zhengyu Wang who is also a director of our Company will continue to possess substantial ability to impact our management and affairs and the outcome of matters submitted to shareholders for approval. They could exert control and substantial influence over matters such as electing directors and approving mergers or other business combination transactions. This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our Ordinary Shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase shares in this offering.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Ordinary Shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1.07 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our Ordinary Shares held by non-affiliates exceeds $700 million as of any March 31 before that time, in which case we would no longer be an emerging growth company as of the following September 30. We cannot predict if investors will find our Ordinary Shares less attractive because we may rely on these exemptions. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares and our share price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail our company of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We are a Cayman Islands exempted company with limited liability. The rights of our shareholders may be different from the rights of shareholders governed by the laws of U.S. jurisdictions.

We are a Cayman Islands exempted company with limited liability. Our corporate affairs are governed by our First Amended and Restated Memorandum and Articles of Association and by the laws of the Cayman Islands. The rights of shareholders and the responsibilities of members of our Board of Directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. In the performance of its duties, the Board of Directors of a solvent Cayman Islands exempted company is required to consider the company’s interests, and the interests of its shareholders as a whole, which may differ from the interests of one or more of its individual shareholders. See “Description of Share Capital — Corporate Governance” in the F-1 Registration Statement.

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we are subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports or proxy statements. We are not required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers are not required to report equity holdings under Section 16 of the Exchange Act and are not subject to the insider short-swing profit disclosure and recovery regime.

As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we are still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, including the requirement that a majority of an issuer’s directors consist of independent directors. If we opt to rely on such exemptions in the future, such decision might afford less protection to holders of our Ordinary Shares.

Section 5605(b)(1) of the Nasdaq Listing Rules requires listed companies to have, among other things, a majority of its board members to be independent, and Section 5605(d) and 5605(e) require listed companies to have independent director oversight of executive compensation and nomination of directors. As a foreign private issuer, however, we are permitted to follow home country practice in lieu of the above requirements.

The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors or the implementation of a nominating and corporate governance committee. Since a majority of our Board of Directors would not consist of independent directors if we relied on the foreign private issuer exemption, fewer board members would be exercising independent judgment and the level of board oversight on the management of our company might decrease as a result. In addition, we could opt to follow Cayman Islands law instead of the Nasdaq requirements that mandate that we obtain shareholder approval for certain dilutive events, such as an issuance that will result in a change of control, certain transactions other than a public offering involving issuances of 20% or greater interests in the company and certain acquisitions of the shares or assets of another company. For a description of the material corporate governance differences between the Nasdaq requirements and Cayman Islands law, see “Description of Share Capital — Differences in Corporate Law” in the F-1 Registration Statement.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Ordinary Shares may decline.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. In addition, beginning with our 2018 annual report on Form 20-F filed in 2019, we are required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. Currently we have not established and maintained effective disclosure controls and procedures. In addition, there are material weaknesses in our internal control over financial reporting. Among other things, we lack sufficient personnel with the appropriate level of knowledge, experience and training in the application of U.S. GAAP standards in the preparation of the financial statements. We are in the process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation, which process is time consuming, costly, and complicated. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 20-F following the date on which we are no longer an “emerging growth company,” which may be up to five full years following the date of our initial public offering. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Ordinary Shares could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the Securities and Exchange Commission, or the SEC, or other regulatory authorities, which could require additional financial and management resources.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the securities exchange on which we list, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” We must engage U.S. securities law counsel and U.S. auditors, and we have annual payments for listing on a stock exchange. In addition, the Sarbanes-Oxley Act and rules and regulations implemented by the SEC and The Nasdaq Capital Market require significantly heightened corporate governance practices for public companies. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results. In addition, as long as we are listed on The Nasdaq Capital Market, we are also required to file semi-annual financial statements. While it is impossible to determine the amounts of such expenses in advance, we expect that we will incur expenses of between $500,000 and $1 million per year. We do not expect to incur materially greater costs as a result of becoming a public company than those incurred by similarly sized foreign private issuers.

If we fail to comply with these rules and regulations, we could become the subject of a governmental enforcement action, investors may lose confidence in us and the market price of our Ordinary Shares could decline.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public company and these rules and regulations makes it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board of Directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

As a publicly listed company, we are required to file periodic reports with the Securities and Exchange Commission upon the occurrence of matters that are material to our company and shareholders. In some cases, we need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our company. Similarly, as a U.S.-listed public company, we are governed by U.S. laws that our non-publicly traded competitors are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public listing could affect our results of operations.

The market price of our Ordinary Shares may be volatile or may decline regardless of our operating performance.

Since our Ordinary Shares became listed on NASDAQ on February 2018, the trading price of our Ordinary Shares has ranged from US$1.0401 to US$10.3234 per Ordinary Share, and the last reported trading price on November 25, 2019 was US$1.1701 per Ordinary Share. The trading prices of our Ordinary Shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of other listed companies based in China. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of other Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of our Ordinary Shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. The market price of our Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our revenue and other operating results;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	lawsuits threatened or filed against us; and

•	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Ordinary Shares if the market price of our Ordinary Shares increases.

There may not be an active, liquid trading market for our Ordinary Shares.

An active trading market for our Ordinary Shares may not be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our shares is not active. The offering price may not be indicative of prices that will prevail in the trading market.

Shares eligible for future sale may adversely affect the market price of our Ordinary Shares, as the future sale of a substantial amount of outstanding Ordinary Shares in the public marketplace could reduce the price of our Ordinary Shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Ordinary Shares. 9,300,000 shares are held by FarmNet Limited, an entity controlled by Ms. Yefang Zhang, our Chairwoman and Chief Executive Officer. They are “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act and permitted by relevant agreements. See “Shares Eligible for Future Sale” in the F-1 Registration Statement

Our shareholders may face difficulties in protecting their interests because we are a Cayman Islands exempted company.

Our corporate affairs are governed by our First Amended and Restated Memorandum and Articles of Association, by the Companies Law (as revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under the laws of the Cayman Islands are not as clearly defined as under statutes or judicial precedent in existence in jurisdictions in the United States. Therefore, you may have more difficulty protecting your interests than would shareholders of a corporation incorporated in a jurisdiction in the United States, due to the comparatively less formal nature of Cayman Islands law in this area.

While Cayman Islands law allows a dissenting shareholder to express the shareholder’s view that a court sanctioned reorganization of a Cayman Islands company would not provide fair value for the shareholder’s shares, Cayman Islands statutory law does not specifically provide for shareholder appraisal rights in connection with a merger or consolidation of a company. This may make it more difficult for you to assess the value of any consideration you may receive in a merger or consolidation or to require that the acquirer gives you additional consideration if you believe the consideration offered is insufficient. However, Cayman Islands statutory law provides a mechanism for a dissenting shareholder in a merger or consolidation to apply to the Grand Court for a determination of the fair value of the dissenter’s shares if it is not possible for the company and the dissenter to agree on a fair price within the time limits prescribed.

Shareholders of Cayman Islands exempted companies (such as us) have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders. Our directors have discretion under our First Amended and Restated Memorandum and Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest. Subject to limited exceptions, under Cayman Islands’ law, a minority shareholder may not bring a derivative action against the Board of Directors. Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar.

United States civil liabilities and certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. In addition, the majority of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside of the United States. As a result, it may be difficult to effect service of process within the United States upon these persons. It may also be difficult to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors who are not resident in the United States and the substantial majority of whose assets are located outside of the United States.

Further, it is unclear if original actions predicated on civil liabilities based solely upon U.S. federal securities laws are enforceable in courts outside the United States, including in the Cayman Islands. Courts of the Cayman Islands may not, in an original action in the Cayman Islands, recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States on the grounds that such provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, courts of the Cayman Islands will recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, provided it is not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands’ judgment in respect of the same matters, and was not obtained in a manner which is contrary to the public policy of the Cayman Islands. In addition, a Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

Our Board of Directors may decline to register transfers of Ordinary Shares in certain circumstances.

Our Board of Directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless (i) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our Board of Directors may reasonably require to show the right of the transferor to make the transfer; (ii) the instrument of transfer is in respect of only one class of shares; (iii) the instrument of transfer is properly stamped, if required; (iv) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; (v) the shares conceded are free of any lien in favor of us; or (vi) a fee of such maximum sum as Nasdaq may determine to be payable, or such lesser sum as our Board of Directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our Board of Directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We do not undertake to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations, other than required by the federal securities laws or other applicable laws.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the five (5) most recently completed fiscal years and any required interim periods will each be specified in a prospectus supplement or in a document we file with the SEC and incorporate by reference pertaining to the issuance, if any, by us of debt securities in the future.

USE OF PROCEEDS

All Ordinary Shares underlying the Notes, the Warrants and payment of interest on the Notes offered by this prospectus are being registered for the account of the selling shareholders. We will not receive any of the proceeds from the sale of these shares.

We will receive proceeds from the cash exercise of the Warrants which, if exercised in cash with respect to all of the 919,808 Ordinary Shares (assuming current exercise prices) underlying these Warrants, would result in gross proceeds of approximately $6 million to us. We will use any proceeds received by us from the cash exercise of the Warrants for general corporate purposes.

We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. In addition, the Warrants are exercisable on a cashless basis if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the Ordinary Shares for which the Warrants are exercisable. As a result, we may never receive meaningful, or any, cash proceeds from the cash exercise of the Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of March 31, 2019 on an historical basis and on a pro forma basis. The information presented in the capitalization table below is unaudited.

	As of
	31-Mar-19	Pro forma (1)
Indebtedness:
Short-term debt	$7,396,776	$2,145,701
Long-term debt	-	-
Total indebtedness	7,396,776	2,145,701
Shareholder’s Equity:
Ordinary Shares $0.001 par value per share, 200,000,000 shares authorized, 12,063,223 shares issued and outstanding as of March 31, 2019; pro forma reflects 14,238,479 shares issued and outstanding (2)	12,063	14,238
Additional paid-in capital (3)	14,298,511	17,286,481
Statutory reserve	229,512	229,512
Retained earnings	6,826,761	8,295,021
Accumulated other comprehensive income	440,061	440,061
Total stockholders’ equity	21,806,908	26,265,313
Non-controlling interest	895,080	895,080
Total capitalization	$22,701,988	$27,160,393

(1)	Gives effect to completion of the offering and to reflect the application of the proceeds after deducting our estimated offering expenses. (See note 3 below.)

(2)	Assuming the full conversion of the Notes, exercise of all the Warrants, payment of all the interest on the Notes in shares, no change to the initial conversion rate or the initial exercise price.

(3)	Pro forma additional paid in capital reflects the net proceeds we assume to receive from cash exercise of the Warrants, after deducting our expenses. We assume to receive net proceeds of approximately $5,934,581 ($6,084,581 gross proceeds from cash exercise of the Warrants assuming the initial exercise prices, less other offering expenses of approximately $120,000 which did not include accounting fees and expenses).

PRIVATE PLACEMENT OF CONVERTIBLE NOTES AND WARRANTS

On November 1, 2018, we issued to an institutional investor (a) senior convertible notes with an aggregate principal amount of  $7,500,000 (the “Notes”) which are initially convertible into an aggregate of 1,198,084 of the Company’s Ordinary Shares at the rate of  $6.26 per share and (b) warrants to purchase an aggregate of 800,000 Ordinary Shares at an exercise price of  $6.53 per share (the “Investor Warrants”). We also issued warrants to purchase an aggregate of 119,808 Ordinary Shares for an exercise price of  $7.183 per share to the placement agent (the “Placement Agent Warrants,” and together with the Investor Warrants, the “Warrants”). The Warrants may be exercised at any time after issuance and expire on November 1, 2022.

If the resale of the Ordinary Shares issuable upon exercise of such Warrants is not covered by an effective registration statement or an exemption from registration, the holder of such Warrants shall be afforded cashless exercise rights. In such event, the holder would pay the exercise price by surrendering the Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the exercise price of the Warrants by (y) the daily volume weighted average price of the Ordinary Shares on the primary U.S. trading market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. on the trading date immediately prior to the date of exercise.

The number of Ordinary Shares issuable on exercise of the outstanding Warrants and exercise price of such Warrants may be adjusted in certain circumstances including in the event of a share split or dividend. In addition, in the event we subsequently complete a dilutive issuance while the Warrants are outstanding, the exercise price for the Warrants will be reduced to the price of the dilutive issuance (but the number of shares underlying the Warrants shall not be adjusted). We may be required to repurchase the Warrants for their Black-Scholes value in the event we engage in a Fundamental Transaction like a reorganization, merger or consolidation.

The Warrants may be exercised upon delivery of an exercise notice, duly signed by the holder, accompanied by full payment of the exercise price, in US dollars, in same day cleared funds that will not be reversed, delivered into the Company’s bank account, free and clear of any restriction, condition, set-off, deduction, or withholding.

The Warrants holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their Warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders. Notwithstanding the foregoing, in the event we issue securities pro rata to the holders of our Ordinary Shares, the holder of the Warrants will be entitled to acquire on the same terms such securities as it would have been able to acquire if it had held Ordinary Shares rather than Warrants.

On November 1, 2018, we entered into a registration rights agreement with this institutional investor in connection with a private placement transaction, pursuant to which we will, register under the Securities Act for resale shares of our Ordinary Shares issuable upon the conversion or repayment of such Notes or the exercise of such Warrants. The registration rights agreement contains customary terms such as piggyback registration rights. We have complied with our obligations under this registration rights agreement by filing of a registration statement which was declared effective on February 13, 2019. If we fail, under certain circumstances to file and keep effective a registration statement with respect to the securities covered under the registration rights agreement, we have agreed to pay liquidated damages to each investor in an amount equal to one percent (1.0%) of the aggregate amount invested by such investor pursuant to the Notes for each 30-day period or pro rata for any portion thereof during which the failure to file or keep effective continues. The registration rights will terminate with respect to each investor upon the date such investor ceases to hold registrable securities under the terms of the registration rights agreement.

SELLING SHAREHOLDERS

The Ordinary Shares being offered by the selling shareholders are those issuable to the selling shareholders upon conversion and repayment of the Notes and exercise of the Warrants. For additional information regarding the issuance of the Notes and the Warrants, see “Prospectus Summary — Description of Private Placements.” We are registering the Ordinary Shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the Notes and the Warrants issued pursuant to the Securities Purchase Agreement, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the Ordinary Shares held by each of the selling shareholders. The second column lists the number of Ordinary Shares beneficially owned by the selling shareholders, based on their respective ownership of Ordinary Shares, Notes and Warrants, as of November 27, 2019, assuming conversion and interest repayment of the Notes and exercise of the Warrants held by each such selling shareholder on that date but taking account of any limitations on conversion, repayment and exercise set forth therein.

The third column lists the Ordinary Shares being offered by this prospectus by the selling shareholders and does not take in account any limitations on (i) conversion or repayment of the Notes set forth therein or (ii) exercise of the Warrants set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the Notes and the Warrants, this prospectus generally covers the resale of 150% of the sum of  (i) the maximum number of Ordinary Shares issued or issuable pursuant to the Notes, including payment of interest on the notes through April 1, 2020, and (ii) the maximum number of Ordinary Shares issued or issuable upon exercise of the Warrants, in each case, determined as if the outstanding Notes (including interest on the Notes through April 1, 2020) and Warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion, repayment or exercise contained therein solely for the purpose of such calculation) at a conversion price or exercise price (as the case may be) calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price of the Notes and the interest payment and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the Notes and the Warrants, a selling shareholder may not convert the Notes or exercise the Warrants, or the Company may not repay the interest on the Notes in shares to the extent (but only to the extent) such selling shareholder or any of its affiliates would beneficially own a number of shares of our Ordinary Shares which would exceed 4.99% of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering (1)		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus (2)	Number of Ordinary Shares of Owned After Offering
CVI Investments, Inc. (3) c/o Heights Capital Management 101 California Street Suite 3250	626,678	(4)	3,280,007	0
Shares underlying Notes			1,797,126
Shares underlying Investor Warrants			1,200,000
Shares underlying payment of interest on Notes			282,881
Jian Ke (5)	119,808		179,712	0
Shares underlying Placement Agent Warrants			179,712

(1)	All of the Notes and the Warrants that are convertible or exercisable for the Ordinary Shares offered hereby contain certain beneficial ownership limitations, which provide that a holder of the notes or the warrants will not have the right to exercise any portion of its notes or warrants if the holder, together with its Attribution Parties (as defined in the form of the Notes and the form of the Warrants), would beneficially own in excess of 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to such conversion or exercise, provided that upon at least 61 days prior notice to us, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of Ordinary Shares outstanding.

(2)	This column covers 150% of the shares underlying the Notes, the Warrants and the payment of interest on the Notes and assumes the full conversion of the Notes, exercise of all the Warrants, repayment of all the interest of the Notes in shares.

(3)	Heights Capital Management, Inc. is the authorized agent of CVI Investments, Inc., or CVI, has discretionary authority to vote and dispose of the securities held by CVI and may be deemed to be the beneficial owner of these securities. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the securities held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the securities. The address of the principal business office of Heights Capital is 101 California Street, Suite 3250, San Francisco, California 94111.

(4)	The sum of the shares underlying the Notes, the Investor Warrants and the payment of interest on the Notes held by CVI Investments, Inc. is 2,186,671, assuming the full conversion of the Notes, exercise of all the Warrants, repayment of all the interest of the Notes in shares, and no change to the initial conversion rate or the initial exercise price. However, it will not beneficially own in excess of 626,678 shares, which is 4.99% of the of the number of Ordinary Shares outstanding immediately after giving effect to such conversion or exercise. 626,678 only reflects the initial conversion or exercise, and assumes no exercise or conversion of the remaining, nonconverted or unexericsed portion of the Notes or the Warrants after the initial sale, and no exercise of any other warrants including but not limited to the Placement Agent Warrants.

(5)	The placement agent FT Global Capital, Inc. designated its principal Jian Ke to receive the Placement Agent Warrants. Jian Ke’s address is 1200 Abernathy Road, Suite 1700, Atlanta, GA, 30328.

PLAN OF DISTRIBUTION

We are registering the Ordinary Shares issuable upon conversion and repayment of the Notes and exercise of the Warrants to permit the resale of these Ordinary Shares by the holders of the Notes and Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Ordinary Shares, although we will receive the exercise price of any Warrants not exercised by the selling shareholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the Ordinary Shares.

The selling shareholders may sell all or a portion of the Ordinary Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell Ordinary Shares under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling shareholders may transfer the Ordinary Shares by other means not described in this prospectus. If the selling shareholders effect such transactions by selling Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Ordinary Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Ordinary Shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Ordinary Shares in the course of hedging in positions they assume. The selling shareholders may also sell Ordinary Shares short and deliver Ordinary Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge Ordinary Shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the Notes, Warrants or Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling shareholders and any broker-dealer participating in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Ordinary Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares by the selling shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the Ordinary Shares. All of the foregoing may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.

We will pay all expenses of the registration of the Ordinary Shares pursuant to the registration rights agreement, estimated to be $150,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$2,663
Legal Fees and Expenses	115,425	*
Accounting Fees and Expenses	30,000	*
Miscellaneous Expenses	1,912	*
Total Expenses	$150,000

*	Estimated

LEGAL MATTERS

Campbells, Grand Cayman, Cayman Islands, and Kaufman & Canoles, P.C., Richmond, Virginia, will pass upon the validity of the securities offered in this offering. The address of Campbells is Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands. The address of Kaufman & Canoles, P.C. is Two James Center, 14th Floor, 1021 E. Cary St., Richmond, VA 23219.

Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of our Company appearing in our annual report on Form 20-F for the years ended September 30, 2018, 2017 and 2016 have been audited by Friedman LLP, independent registered public accounting firm, as set forth in the reports thereon included therein and incorporated herein by reference.

Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES
UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS

We are registered under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed C T Corporation System (28 Liberty St. New York, NY 10005) as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or under the securities laws of the State of New York.

We have been advised by Zhejiang Zhengbiao Law Firm, our PRC counsel, that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or Cayman courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. Zhejiang Zhengbiao Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

Our Cayman Islands counsel has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands’ company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Our Cayman Islands counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus does not contain all of the information set forth in the registration statement or the exhibits that are a part of the registration statement. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them. The information we incorporate by reference into this prospectus is an important part of this prospectus. Any statement in a document we have filed with the SEC prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference into this prospectus the information contained in the following documents that we have filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is considered to be a part of this prospectus:

•	Our reports on Form 6-K and 6-K/A furnished to the SEC on May 28, 2019, June 25, 2019, July 8, 2019, July 29, 2019, September 24, 2019 and November 25, 2019;

•	Our Annual Report on Form 20-F for the year ended September 30, 2018, filed on January 25, 2019.

•	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 20-F referred to in the paragraph above; and

•	The description of the ordinary shares, $0.001 par value per share, contained in the Registrant’s registration statement on Form F-1 filed with the SEC on December 4, 2018 (File Number 333-228677), as amended from time to time thereafter, and declared effective by the SEC on February 12, 2019, and any amendment or report filed with the SEC for purposes of updating such description.

•	The description of our 2018 Share Incentive Plan in our Registration Statement on Form S-8 (Registration No. 333-224463) filed pursuant to Rule 428 of the Securities Act on April 26, 2018.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement (that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

We also incorporate by reference all additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are filed after the effective date of the registration statement of which this prospectus is a part and prior to the termination of the offering of securities offered pursuant to this prospectus. We also incorporate by reference all additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are filed after the filing date of the registration statement of which this prospectus is a part and prior to effectiveness of that registration statement. We are not, however, incorporating, in each case, any documents or information that we are deemed to “furnish” and not file in accordance with SEC rules.

You may obtain a copy of these filings, without charge, by writing or calling us at:

Farmmi, Inc.

No. 307, Tianning Industrial Area

Lishui, Zhejiang Province

People’s Republic of China 323000

+86-057-1875555801 — telephone

Attn: Investor Relations